Exhibit 10.1

EXECUTION COPY

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of February 8, 2005, by and among Quadrangle Master Funding Ltd, a Cayman Islands limited company (together with any of its Affiliates that receive Common Shares in a Permitted Transfer (as defined below), “QDRF”), POI Acquisition, LLC, a Delaware limited liability company (together with any of its Affiliates that receive Common Shares in a Permitted Transfer, “POI Acquisition”), and Protection One, Inc., a Delaware corporation (the “Company”).  Each of QDRF and POI Acquisition is referred to individually as a “Stockholder” and, collectively, as the “Stockholders”.

WHEREAS, (i) POI Acquisition owns two-thirds of the outstanding shares of common stock of POI Acquisition I, Inc (“PAII”), which directly owns approximately 88% of the outstanding shares of common stock of the Company, and QDRF owns one-third of the outstanding shares of common stock of PAII and (ii) POI Acquisition owns two-thirds of the lenders’ rights under a Revolving Credit Facility with Protection One Alarm Monitoring, Inc, (“POAM”) a wholly-owned Subsidiary of the Company, dated December 21, 1998 (as modified, amended, renewed, extended or restated from time to time, the “Credit Facility”) and QDRF owns one-third of the lenders’ rights under the Credit Facility;

WHEREAS, pursuant to an exchange agreement dated as of November 12, 2004 (the “Exchange Agreement”), in connection with discharge of certain indebtedness under the Credit Facility, the Company will issue 10,666,667 Common Shares (as defined below) to POI Acquisition and 5,333,333 Common Shares to QDRF (the “Restructuring”); and

WHEREAS, in connection with the Restructuring the Company and each of the Stockholders desire to make certain arrangements among themselves with respect to the matters set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                                   Definitions (a)    As used in this Agreement, the following capitalized terms shall have the following meanings:

Acquisition Designees: As defined in Section 2.1(a)(i) herein.

Affiliate:  When used with respect to a specified Person, another Person that either directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified.

Board of Directors:  The board of directors of the Company.

Business Day:  A day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

Cash Equivalents:  Any of the following:

(1)                                  securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(2)                                  marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc.;

(3)                                  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500 million; or

(4)                                  commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof.

Closing:  As defined in the Exchange Agreement.

Common Shares:  The shares of common stock, $0.01 par value per share, of the Company.

Control: The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Excluded Securities:  As defined in Section 5.2 herein.

Independent Person:  A person (x) who is not:  (i) a holder of more than 5% of the outstanding Common Shares, or an officer, employee or partner of the Company; (ii) a creditor, customer, supplier or other person who derives more than 10% of its purchases or revenues from its activities with the Company; (iii) a member of the immediate family of any such stockholder, officer, employee, partner, creditor, customer, supplier or other person and (y) who does not have a relationship with the Company that may interfere with his exercise of independence from management and the Company.

Listing Event:  Approval of the Company’s application to list its Common Shares on the New York Stock Exchange or the NASDAQ Stock Market.

Marketable Securities: securities that are traded on an established securities exchange, reported through an established over-the-counter trading system or otherwise traded over-the-counter.

Permitted Transfer: As defined in Section 3.2.

Permitted Transferee: As defined in Section 3.2.

Person:  Any individual, partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.

POI Acquisition:  As defined in the recitals.

Protection One Entities:  The Company and its Subsidiaries.

QDRF:  As defined in the recitals.

QDRF Designee: As defined in Section 2.1(a)(ii) herein.

Registered Sale: A sale of Common Shares effected pursuant to an effective registration statement under the Securities Act in accordance with the Registration Rights Agreement.

Registration Rights Agreement:  The registration rights agreement dated as of February 8, 2005 by and among POI Acquisition, QDRF and the Company.

Rule 144 Sale:  A sale of Common Shares pursuant to Rule 144 promulgated under the Securities Act (or any similar rule then in effect).

SEC:  The U.S. Securities and Exchange Commission or its successor.

Securities Act:  The U.S. Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

Stockholder Designee: Any of the Acquisition Designees or the QDRF Designee.

Subsidiary: An entity in respect of which another entity owns, directly or indirectly, at least a majority of the securities entitled to vote for the election of directors or the members of a similar governing body.

(b)                       When used in this Agreement, the term “including” shall be deemed to mean “including, without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1.                                   Board of Directors Representation.  (a)    Effective as of the date hereof, the Stockholders and the Company shall use their reasonable best efforts to cause the Board of Directors to be comprised of five directors of whom:

(i)                                     two shall be designated by POI Acquisition (the “Acquisition Designees”);

(ii)                                  one shall be designated by QDRF (the “QDRF Designee”);

(iii)                               one shall be Richard Ginsburg, president and chief executive officer of the Company; and

(iv)                                one shall be an Independent Person selected by a majority of the other directors.

(b)                       At such time as POI Acquisition shall cease to own Common Shares in an amount equal to at least 25% of the Common Shares issued and outstanding as of the Closing, POI Acquisition shall have the right to designate one Acquisition Designee rather than two Acquisition Designees pursuant to Section 2.1(a) above.  At such time as POI Acquisition shall cease to own Common Shares in an amount equal to at least 10% of the Common Shares issued and outstanding as of the Closing, POI Acquisition shall cease to have the right to designate a director to the Board of Directors pursuant to Section 2.1(a) above.  Upon each of the triggering events set forth in this Section 2.1(b) above, POI Acquisition shall promptly cause one of its Acquisition Designees to resign from the Board of Directors and all committees thereof.  Upon any such resignation, the Stockholders will use their reasonable best efforts to cause the directors remaining in office to either decrease the size of the Board of Directors to eliminate such vacancy or cause the vacancy created thereby to be filled by a designee selected by a majority of the directors remaining in office.

(c)                        At such time as QDRF shall cease to own Common Shares in an amount equal to at least 10% of the Common Shares issued and outstanding as of the Closing, QDRF shall cease to have the right to designate a director to the Board of Directors pursuant to Section 2.1(a) above and QDRF shall promptly cause its QDRF Designee to resign from the Board of Directors and all committees thereof.  Upon any such resignation, the Stockholders will use their reasonable best efforts to cause the directors remaining in office to either decrease the size of the

Board of Directors to eliminate such vacancy or cause the vacancy created thereby to be filled by a designee selected by a majority of the directors remaining in office.

(d)                       At such time as Mr. Ginsburg ceases to be the chief executive officer of the Company, he shall no longer be entitled to serve as a director pursuant to Section 2.1(a) above.  Upon any such resignation, the Stockholders will use their reasonable best efforts to cause the directors remaining in office to either decrease the size of the Board of Directors to eliminate such vacancy or cause the vacancy created thereby to be filled by a designee selected by a majority of the directors remaining in office.

(e)                        Each Stockholder agrees to vote, or act by written consent with respect to, any Common Shares owned directly or indirectly by it, at each annual or special meeting of stockholders of the Company at which directors are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary, and the Company shall use its reasonable best efforts to take all appropriate actions as are necessary, to cause the Board of Directors to be comprised of the number and type of directors specified in Section 2.1(a).  In conjunction with a Listing Event and effective immediately prior to the consummation thereof, the Stockholders and the Company shall take all action necessary and appropriate to reconstitute the size and composition of the Board of Directors in accordance with the listing rules of the applicable securities exchange; provided, however, that in the case of any such reconstitution of the Board of Directors, POI Acquisition shall remain entitled pursuant to Section 2.1(a) to designate the Acquisition Designees (subject to Section 2.1(b)), QDRF shall remain entitled to designate the QDRF Designee (subject to Section 2.1(c)) and Mr. Ginsburg shall remain entitled to serve as a director (subject to Section 2.1(d)).

(f)                          Until such time as POI Acquisition ceases to own Common Shares in an amount equal to at least 40% of the Common Shares issued and outstanding as of the Closing, POI Acquisition shall have the right, exercisable at any time upon delivery of written notice to QDRF and the Company, to elect to cause the Board of Directors to be increased to include one additional director and designate a new director (the “Acquisition Election”).  Upon making the Acquisition Election, the Stockholders (and their respective Stockholder Designees) and the Company shall use their reasonable best efforts to take all appropriate action to cause the size of the Board of Directors to be increased to include a director designated by POI Acquisition.  Upon making the Acquisition Election, (i) the number of Acquisition Designees set forth in Section 2.1(a)(i) shall be increased by one and (ii) at such time as POI Acquisition shall cease to own Common Shares in an amount equal to at least 40% of the Common Shares issued and outstanding as of the Closing, POI Acquisition shall promptly cause one of its Acquisition Designees to resign from the Board of Directors and all committees thereof.  Upon any such resignation, the Stockholders will use their reasonable best efforts to cause the directors remaining in office to either decrease the size of the Board of Directors to eliminate such vacancy or cause the vacancy created thereby to be filled by a designee selected by a majority of the directors remaining in office.

(g)                       If any Stockholder entitled to designate directors hereunder requests in writing that any of its designees be removed as a director, the other Stockholder shall vote, or act by written consent with respect to, all Common Shares owned directly or indirectly by such other Stockholder and otherwise take or cause to be taken all actions necessary to remove such director designated by such Stockholder.  Unless a Stockholder shall otherwise request in writing, no other Stockholder shall take any action to cause the removal of any directors designated by such Stockholder.  In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any director designated by a Stockholder, so long as such Stockholder has the right to designate a replacement designee at such time, the Company and the other Stockholder shall use their reasonable best efforts to take all appropriate action necessary to cause the vacancy created thereby to be filled by the replacement designated by such Stockholder.

(h)                       QDRF shall be entitled to designate an employee, director or officer of QDRF or its Affiliates to serve as a nonvoting observer to the Board of Directors (an “Observer”) at any time that QDRF owns at least 5% of the outstanding Common Shares.  The Observer shall be permitted to attend all meetings of the Board of Directors.  The Company shall provide the Observer, in the same manner as provided to directors, notice of such meetings and copies of all materials, financial or otherwise, which the Company provides to its directors; provided, however, that the Company may exclude the Observer from access to any materials or from any meeting, or any portion of the foregoing, if the Company reasonably believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential or proprietary information or for other similar reasons.

(i)                           The Company shall reimburse each Stockholder Designee and each Observer for their reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board of Directors, the board of directors of any Subsidiary of the Company or the respective committees thereof.

Section 2.2.                                   Bylaws.  (a)  At the first meeting of the Board of Directors following the date of this Agreement, the Stockholders shall vote to amend the bylaws of the Company as in effect on the date hereof to provide that, in addition to any vote or consent of the Board of Directors or the stockholders of the Company required by law or the Company’s certificate of incorporation, if and for so long as QDRF retains the right to designate the QDRF Designee pursuant to Section 2.1(a), the Company shall not take any of the following actions without the consent of QDRF:

(i)                                     voluntarily initiate any bankruptcy, dissolution or winding up or any analogous proceeding in any jurisdiction with respect to any of the Protection One Entities;

(ii)                                  merge or consolidate with any other Person (other than (i) a transaction between the Company and one or more of its wholly-owned Subsidiaries, (ii) a transaction subject to the provisions of Section 4.3 or (iii) a transaction occurring more than two years after the Closing);

(iii)                               sell all or substantially all of the assets of the Company; or

(iv)                              obligate or otherwise commit to do any of the foregoing.

(b)  If and for so long as the consent of QDRF described in Section 2.2(a) above is required, without the prior consent of QDRF, neither the Company nor any other Stockholder shall take any action to amend the bylaws of the Company in any manner that would impair QDRF’s exercise of such rights.

(c)  For purposes of this Agreement, a Stockholder shall be deemed to own its proportional interest of any Common Shares held by a Person beneficially owned by such Stockholder (determined based on such Stockholder’s pro rata direct or indirect equity interest in such Person), including, without limitation, Common Shares held by PAII.

Section 2.3.                                   Information and Inspection Rights.  The Company shall furnish to each Stockholder that, together with its Affiliates, owns at least 5% of the outstanding Common Shares such information regarding the business, affairs, prospects and financial condition of the Company and its Subsidiaries as such Stockholder may reasonably request and shall permit such Stockholder or any of its designated representatives to examine the books and records of the Company and its Subsidiaries (and to make copies thereof and extracts therefrom), and to inspect their respective facilities.

ARTICLE III

TRANSFERS

Section 3.1.                                   Transfer Restrictions.  (a)  Subject to compliance with Sections 3.3 and 3.4, QDRF may directly or indirectly offer, transfer, sell, assign, pledge or otherwise dispose of any economic, voting or other rights in or to (any such act, a “transfer”) all or a portion of its Common Shares at any time (i) in a Permitted Transfer, (ii) in a transfer pursuant to Sections 4.2 or 4.3 or (iii) subject to compliance with Section 4.1, in any other transfer.

(b)                       Subject to compliance with Sections 3.3 and 3.4, POI Acquisition may transfer all or a portion of its Common Shares at any time (i) in a Permitted Transfer or (ii) subject to compliance with Section 4.2 hereof, in any other transfer.

Section 3.2.                                   Permitted Transfers; Indirect Transfers.  (a)  Notwithstanding any other provision of this Agreement, a Stockholder may:  (i) transfer Common Shares to an Affiliate of such Stockholder, (ii) transfer Common Shares in a Registered Sale, (iii) transfer Common Shares in a Rule 144 Sale or (iv) in the case of QDRF, transfer Common Shares at any time it owns less than 10% of the outstanding Common Shares (determined prior to any such transfer) (a “Below 10% Sale”) (each of the foregoing, a “Permitted Transfer” and each of the transferees in a Permitted Transfer, a “Permitted Transferee”).

(b)                       To the extent a Stockholder or Permitted Transferee described in clause (i) above is not an individual or an estate, and a Person (which is not a Permitted Transferee of the Stockholder or of such Permitted Transferee, as the case may be) acquires Control of such Stockholder or Permitted Transferee, (x) such acquisition of Control shall be deemed to be a transfer of the Common Shares held by such Stockholder or Permitted Transferee subject to the restrictions on transfer contained in this Agreement (including, without limitation, Articles III and IV hereof) and (y) to the extent such Stockholder or Permitted Transferee then holds assets in addition to Common Shares, the determination of the purchase price deemed to have been paid for the Common Shares held by such Permitted Transferee in such deemed transfer for purposes of the provisions of this Agreement shall be made by the Board of Directors in good faith.

Section 3.3.                                   Notice of Proposed Transfer.  No fewer than 10 days prior to any proposed transfer of any Common Shares by a Stockholder (other than under the circumstances described in Article IV or pursuant to a Registered Sale or a Rule 144 Sale), the Stockholder shall give written notice to the Company and the other Stockholder of its intention to effect such transfer.  Each such notice shall describe the manner of the proposed transfer, the proposed date of the transfer and the number of Common Shares proposed to be transferred and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer of the Common Shares may be affected without registration under the Securities Act.

Section 3.4.                                   Validity of Transfers; Compliance with Laws, Agreement.  (a)  Any attempt to transfer any Common Shares in violation of this Agreement shall be null and void.  The Company shall not record on its stock transfer books or otherwise any transfer of Common Shares in violation of the terms and conditions set forth herein.

(b)                       No transfer may be made unless (i) the transfer complies in all respects with the applicable provisions of this Agreement and (ii) the transfer complies in all respects with applicable federal and state securities laws, including the Securities Act.

(c)                        As a condition to any transfer of Common Shares (other than pursuant to a  Registered Sale or a Rule 144 Sale or a Below 10% Sale), the transferee shall agree (pursuant to an agreement in form and substance reasonably acceptable to the Company) to become a party to this Agreement and shall have such rights and obligations of its transferor for purposes of Articles III and IV; provided, that a transferee of Common Shares pursuant to clause (i) of Section 3.2(a) shall have all of the rights and obligations of the transferor Stockholder;  provided, further, that, in connection with a transfer of at least 10% of the outstanding Common Shares by a Stockholder, such Stockholder may also assign its rights and obligations under Section 2.1 to such transferee, and in such circumstances, the transferee shall have the rights and obligations of the transferor Stockholder under such Section; provided, however, that such transferee shall not be entitled to designate a Stockholder Designee or an Observer unless such Stockholder Designee or Observer, as the case may be, is reasonably acceptable to the Board of Directors.

ARTICLE IV

RIGHT OF FIRST OFFER, TAG-ALONG SALE, DRAG-ALONG

Section 4.1.                                   Right of First Offer.  (a)  If QDRF (for purposes of this Section 4.1, a “Selling Stockholder”) proposes to transfer (unless the proposed transfer is a Permitted Transfer or a transfer pursuant to such Selling Stockholder’s “tag-along” rights under Section 4.2, in which case the following provisions need not be complied with) all or any portion of its Common Shares (the number of Common Shares proposed to be transferred by the Selling

Stockholder, the “Subject Securities”), the Selling Stockholder shall deliver a notice of intention to sell (a “Sale Notice”) to POI Acquisition (the “Offeree Stockholder”) setting forth the number of Subject Securities proposed to be transferred, an irrevocable offer to sell such Subject Securities to the Offeree Stockholder and the terms and conditions pursuant to which the Selling Stockholder is offering to sell such Subject Securities.

(b)                       Upon receipt of a Sale Notice, the Offeree Stockholder shall have the right to elect to purchase at the price and on the terms and conditions stated in the Sale Notice, all, but not less than all, of the Subject Securities (as allocated among the Offeree Stockholder in their discretion).  In the event that the Offeree Stockholder elects to purchase all of the Subject Securities, the Offeree Stockholder shall so notify the Selling Stockholder within 20 days (the “Option Period”) after the receipt by such party of the Sale Notice.  Any such election shall be made by written notice (a “Notice of Election”) to the Selling Stockholder.

(c)                        If a Notice of Election with respect to the Subject Securities shall have been delivered to the Selling Stockholder, the Selling Stockholder shall sell such Subject Securities to the Offeree Stockholder designated in the Notice of Election at the price and on the terms and conditions stated in the Sale Notice.

(d)                       The closing of the sale of Subject Securities to the Offeree Stockholder shall take place at the offices of the Company, or such other location as the parties to the sale may mutually select, on a date the parties may mutually select, no later than 30 days following the expiration of the Option Period (or upon the expiration of such longer period required to obtain any necessary regulatory approvals).  At such closing, the Selling Stockholder shall deliver a certificate or certificates for the Subject Securities to be sold, accompanied by stock powers with signatures guaranteed and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor by certified or official bank check or by wire transfer of immediately available funds.

(e)                        If the Offeree Stockholder (and/or its assignee(s)) does not elect to purchase all of the Subject Securities by the end of the Option Period, such Subject Securities may be sold to any Person for a period of 180 days following the expiration of the Option Period at a price not lower than the price specified in the Sale Notice and on other terms and conditions not more favorable to the purchaser than those specified in the Sale Notice.  Any Subject Securities not sold by such 180th day shall again be subject to the restrictions contained in this Section 4.1.

(f)                          The Offeree Stockholder shall be entitled to assign any or all of their rights under this Section 4.1 to any other Person.

Section 4.2.                                   Tag-Along Rights.  (a)  In the event that POI Acquisition (for purposes of this Section 4.2, a “Selling Stockholder”) proposes to transfer (other than by way of a Permitted Transfer) all or any portion of the Common Shares owned by such Selling Stockholder (any of the foregoing, a “Sale”), then unless such Selling Stockholder is entitled to give and does give a Drag-Along Notice pursuant to Section 4.3, such Selling Stockholder shall give notice (a “Notice of Intention to Sell”) to the other Stockholder (for purposes of this Section 4.2, the “Other Stockholder”) and the Company promptly, and in any event not more than 10 days after the execution and delivery by all the parties thereto of the definitive agreement relating to the Sale, setting forth in reasonable detail the terms and conditions of such proposed Sale, including the number of Common Shares proposed to be so transferred, the name of the third party purchaser, the proposed amount and form of consideration.  In the event that the terms and/or conditions set forth in the Notice of Intention to Sell are thereafter amended in any respect, the Selling Stockholder shall give written notice (an “Amended Notice”) of the amended terms and conditions of the proposed Sale promptly to the other Stockholder and the Company.

(b)                       The Other Stockholder shall have the right, exercisable upon written notice to the Selling Stockholder within 20 days after such Stockholder’s receipt of any Notice of Intention to Sell, or, if later, within 20 days of such Stockholder’s receipt of the most recent Amended Notice, to participate in the proposed Sale by the Selling Stockholder to the proposed purchaser on the terms and conditions set forth in such Notice of Intention to Sell or the most recent Amended Notice, as the case may be (such participation rights being hereinafter referred to as “tag-along” rights).  Each Stockholder may participate with respect to the Common Shares owned by such Stockholder in an amount equal to the product obtained by multiplying (i) the aggregate number of Common Shares owned by such Stockholder by (ii) a fraction, the numerator of which is equal to the number of Common Shares proposed to be sold or transferred by the Selling Stockholder and the denominator of which is the aggregate number of Common Shares owned by the Selling Stockholder.  If the Other Stockholder has not notified the Selling Stockholder of its intent to exercise tag-along rights 20 days after receipt of the Notice of Intention to Sell or, if later, within 20 days of receipt of an Amended Notice, the Other Stockholder shall be deemed to have elected not to exercise such tag-along rights with respect to the Sale contemplated by such Notice of Intention to Sell or such Amended Notice, as the case may be (in the case of an Amended Notice, regardless of its election pursuant to the Notice of Intention to Sell relating to such Sale).  If the number of Common Shares elected to be sold by the Selling Stockholder and the Other Stockholder, in addition to the number of Common Shares elected to be sold by other stockholders of the Company (“Other Tagging Stockholders”) pursuant to similar tag-along rights as those contained in this Agreement, is greater than the number of Common Shares specified in the Notice of Intention to Sell, the number of Common Shares being sold by each such holder shall be reduced such that the applicable holder shall be entitled to (and obligated to) sell only its pro rata portion of Common Shares (based on the number of Common Shares owned by such holder to the total number of Common Shares owned by all of such electing holders).  If a Stockholder elects not to include the maximum number of Common Shares that such holder would have been permitted to include in a proposed Sale, the Selling Stockholder, the Other Stockholder and any Other Tagging Stockholders may sell in the proposed Sale a number of additional Common Shares owned by any of them equal to their pro rata portion of the number of Common Shares eligible to be included in the proposed Sale and not so elected to be included (based on the number of Common Shares owned by such holder to the total number of Common Shares owned by all of such electing holders).

(c)                        If the Other Stockholder exercises its rights under this Section 4.2, the closing of the purchase of the Common Shares with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Stockholder’s Common Shares to the purchaser.

(d)                       In connection with any Sale pursuant to this Section 4.2, the Other Stockholder shall make to the purchaser in the Sale the same representations, warranties,

covenants, indemnities and agreements as the Selling Stockholder makes in connection with the proposed Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Stockholder, a Stockholder exercising its “tag-along” rights shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Stockholder, the Other Stockholder and the Other Tagging Stockholders severally and not jointly.  Each Stockholder and any Other Tagging Stockholder participating in the Sale will be responsible for funding its proportionate share of any escrow arrangements in connection with the Sale and for its proportionate share of any withdrawals therefrom.  All fees, commissions, adjustments to purchase price, expenses and indemnities of the Selling Stockholder, the Other Stockholder and any Other Tagging Stockholders thereunder shall be borne by each of them on a pro rata basis based on the number of Common Shares sold by each of them in such Sale.

Section 4.3.                                   Drag-Along.  (a)  If (i) POI Acquisition (for purposes of this Section 4.3, the “Selling Stockholder”) receives a bona fide offer from any third party who is not an Affiliate of either the Company or POI Acquisition to purchase (including a purchase by merger, consolidation or similar transaction) 100% of the Common Shares owned by the Selling Stockholder at such time, (ii) at least 90% of the fair market value of the consideration to be received by the Selling Stockholder in such offer is in the form of cash, Cash Equivalents or Marketable Securities and (iii) such offer is accepted by the Selling Stockholder, then QDRF (for purposes of this Section 4.3, the “Other Stockholder”) hereby agrees that, if requested by the Selling Stockholder, it will transfer to such purchaser, subject to Section 4.3(b), on the terms of the offer so accepted by the Selling Stockholder, including time of payment, form of consideration and adjustments to purchase price, all of its Common Shares.

(b)                       The Selling Stockholder will give notice (the “Drag-Along Notice”) to the Other Stockholder of any proposed transfer giving rise to the rights of the Selling Stockholder set forth in Section 4.3(a) (a “Drag-Along Sale”) not more than 10 days after the execution and delivery by all of the parties thereto of the definitive agreement relating to the Drag-Along Sale and, in any event, no later than 20 days prior to the closing date for such Drag-Along Sale.  The Drag-Along Notice will set forth the number of Common Shares proposed to be so transferred, the name of the purchaser, the proposed amount and form of consideration, the number of Common Shares sought and the other terms and conditions of the offer.  The Other Stockholder shall make the same representations, warranties, covenants, indemnities and agreements as the Selling Stockholder makes in connection with the Drag-Along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Stockholder, the Other Stockholder shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that all representations, warranties, covenants and indemnities shall be made by the Selling Stockholder and the Other Stockholder severally and not jointly and provided further that in the event that at the time of execution of the definitive agreement relating to such Drag-Along Sale the Other Stockholder no longer retains the right to designate the QDRF Designee pursuant to Section 2.1(a), the Other Stockholder shall be required only to make representations, warranties, covenants, indemnities and agreements pertaining specifically to itself consistent with the representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Stockholder.  The Other Stockholder will be responsible for funding its proportionate share of any escrow arrangements in connection with the Drag-Along Sale and for its proportionate share of any withdrawals therefrom.  The Other Stockholder also will be responsible for its proportionate share of any fees, commissions, adjustments to purchase price and expenses in connection with the of the Drag-Along Sale.  If the Drag-Along Sale is not consummated within 90 days from the date of the Drag-Along Notice (subject to extension to obtain any necessary regulatory approvals), the Selling Stockholder(s) must deliver another Drag-Along Notice in order to exercise their rights under this Section 4.3 with respect to such Drag-Along Sale.

ARTICLE V

PREEMPTION

Section 5.1.                                   Preemptive Rights.  (a)  Each Stockholder shall have the right to purchase for cash its Preemptive Right Pro Rata Share of newly issued (i) Common Shares or (ii) options or warrants to purchase, or securities convertible into or exchangeable for, Common Shares (“Rights” and together with Common Shares, “POI Securities”), in each case that the Company or any Subsidiary of the Company may from time to time propose to sell for cash.  A Stockholder’s “Preemptive Right Pro Rata Share” shall be, at any given time, that proportion, calculated prior to any proposed new issuance, which the number of Common Shares owned by such Stockholder at such time bears to the total number of Common Shares outstanding at such time.

(b)                       In the event the Company proposes to undertake an issuance for cash of POI Securities to any Person, it shall give the Stockholders written notice (the “Preemptive Notice”) of its intention to sell POI Securities for cash, the price, the identity of the purchaser and the principal terms upon which the Company proposes to issue the same.  Subject to Section 5.1(a), each Stockholder shall have ten Business Days from the delivery date of any Preemptive Notice to agree to purchase a number of POI Securities up to its Preemptive Right Pro Rata Share of POI Securities (in each case calculated prior to the issuance) for the price and upon the terms specified in the Preemptive Notice by giving written notice to the Company and stating therein the number of POI Securities to be purchased.

(c)                        In the event that any Stockholder fails to purchase all of its Preemptive Right Pro Rata Share pursuant to this Section 5.1, the Company shall have 180 days after the date of the Preemptive Notice to consummate the sale of the POI Securities with respect to which such Stockholder’s preemptive right was not exercised, at or above the price and upon terms not more favorable to the purchasers of such POI Securities than the terms specified in the initial Preemptive Notice given in connection with such sale.

Section 5.2.                                   Excluded Securities.  The parties hereby agree that the preemption rights described in Section 5.1 shall not be exercisable with respect to any issuance by the Company or any Subsidiary of the Company of the following securities (“Excluded Securities”):

(a)    any issuance of securities to officers, employees, directors or consultants of any Protection One Entity in connection with such person’s employment, consulting or director arrangements with a Protection One Entity;

(b)    any issuance of securities in connection with any business combination or acquisition transaction involving any Protection One Entity, including any issuance to the equityholders or management of the entity that is the subject of such business combination or acquisition transaction; or

(c)    any securities issued by the Company or a Subsidiary of the Company pursuant to a public offering registered with the SEC.

ARTICLE VI

MISCELLANEOUS

Section 6.1.                                   Effectiveness and Term.  This Agreement shall terminate upon (i) as to any Stockholder, the date when such Stockholder owns less than 1% of the outstanding Common Shares or (ii) upon a written agreement by the Stockholders and the Company to terminate the Agreement.

Section 6.2.                                   Recapitalizations, Exchanges, Etc., Affecting Common Shares.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Shares, and to any and all shares of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Common Shares, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.  Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted.

Section 6.3.                                   Headings.  Headings of articles, sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the interpretation or be deemed to constitute a part hereof.

Section 6.4.                                   Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

Section 6.5.                                   Benefits of Agreement.  Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns.  No assignments of rights under this Agreement shall be permitted and any such assignment shall be void, except an assignment to a transferee of Common Shares of a Stockholder (other than a transferee in a Registered Sale, a Rule 144 Sale or a Below 10% Sale) or an assignment of the Offeree Stockholder’s rights under Section 4.1.

Section 6.6.                                   Notices.  Any notice or other communications required or permitted hereunder shall be deemed to be sufficient and received if contained in a written instrument delivered in person or by courier or duly sent by first class certified mail, postage prepaid, or by facsimile addressed to such party at the address or facsimile number set forth below:

(1)                                  If to the Company to:

Protection One, Inc
1035 N. 3rd Street, Suite 101
Lawrence, Kansas 66044
Telephone:  785-575-1707
Facsimile:  785-575-1711

Attention:  Darius G. Nevin

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Telephone:  312-861-2000
Facsimile:   312-861-2200
Attention:  John M. Jennings

(2)                                  If to POI Acquisition:

c/o Quadrangle Group LLC
375 Park Avenue
New York, New York 10152
Telephone: 212-418-1700
Facsimile: 212-418-1701
Attention: David Tanner

(3)                                  If to QDRF:

c/o Quadrangle Group LLC
375 Park Avenue
New York, New York 10152
Telephone: 212-418-1700
Facsimile: 212-418-1701
Attention: Michael Weinstock

in the case of notice to POI Acquisition or QDRF, with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3790
Telephone: 212-455-2000
Facsimile:  212-455-2502
Attention:  Alan M. Klein

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Telephone: 212-728-8000

Facsimile: 212-728-8111

Attention: Michael Kelly

(4)                                  if to any Stockholder other than POI Acquisition or QDRF, to it at the address set forth in the records of the Company;

or, in any case, at such other address or facsimile number as shall have been furnished in writing by such party to the other parties hereto.  All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal or courier delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing and (c) in the case of facsimile, when received.

Section 6.7.                                   Amendments and Waivers.  (a)  Neither this Agreement nor any provision hereof may be amended, modified, changed or discharged except by an instrument in writing signed by each of the parties hereto.

(b)                       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.8.                                   Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 6.9.                                   Specific Performance.  The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder.  Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

Section 6.10.                             Further Assurances.  Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

Section 6.11.                             No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 6.12.                             Confidentiality.  Each Stockholder acknowledges that in connection with its investment in the Company it shall receive certain non-public, confidential proprietary information, which may include memoranda, notes, analyses, reports, compilations or studies prepared by or on behalf of the Company and its Subsidiaries (“Confidential Information”).  Notwithstanding anything to the contrary contained herein, each Stockholder agrees to use the Confidential Information only for purposes of evaluating its investment in the Company and it shall not use such Confidential Information in connection with any competing business or investment or disclose any such Confidential Information to any Person, except to the extent (i) such information is already in the public domain (other than as a result of a disclosure in breach of this Agreement); (ii) is already known by such Stockholder from a Person under no obligation of confidentiality to the Company at the time such information was received by such Stockholder or is obtained by such Stockholder from a Person under no obligation of confidentiality to the Company, (iii) the Company agrees in writing that such information may be disclosed; or (iv) such disclosure is required by law; provided, however, that any such disclosures be made only to the individual or entity to whom disclosure is required by law and only after written notice to the Company of the required disclosure.  If Confidential Information is to be disclosed pursuant to a requirement of law, the disclosing Stockholder agrees to cooperate with the Company if the Company should seek to obtain an order or other reliable assurance that confidential treatment shall be accorded to designated portions of the Confidential Information.  Notwithstanding the foregoing, Stockholders may disclose Confidential Information to their employees, directors, shareholders, partners, members, agents and representatives who have a need to know of such information in connection with such Stockholder’s investment in or the management of the Company; provided, that such Persons agree to be bound by the terms of this Section 6.13, and such Stockholder shall be liable for any breach of the Stockholder’s obligations by such Persons.

Section 6.13.                             APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 6.14.                             Jurisdiction; No Jury Trial.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court).  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

Section 6.15.                             Entire Agreement.  This Agreement, together with the Registration Rights Agreement and the Exchange Agreement constitutes the entire agreement between the parties with respect to the subject mater of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PROTECTION ONE, INC.

By:	/s/ Eric Griffin
Name: Eric Griffin
Title: Vice President

POI ACQUISITION, L.L.C.

By:	/s/ David A. Tanner
Name: David A. Tanner
Title: Member

QUADRANGLE MASTER FUNDING LTD

By:	/s/ Michael Weinstock
Name: Michael Weinstock
Title: Member